Exhibit 99.1

For Immediate Release	Media Contact
Dick Parsons
“We Take Out… What They Leave In”
(949) 234-1999
dickparsons@seychelle.com

Seychelle Announces Double Digit Growth over Prior Year for the Third Quarter for Both Sales and Net Income

This Continues The Trend of Double-Digit Growth As Reported Previously for the Second Quarter

SAN JUAN CAPISTRANO, Calif. -- (BUSINESS WIRE) – January 19, 2010 -- Seychelle Water Filtration Products, a DBA of Seychelle Environmental Technologies, Inc. (OTC Bulletin Board: SYEV),  a worldwide leader in the development, manufacture and sale of proprietary portable water filtration bottles made two key announcements today.   First, that sales revenue for the third quarter was $798,604 compared to $431,538 for the prior year, an increase of 85.0%. Net income was $146,946, compared to a loss of $195,493 for the prior year for an improvement of 175.1%.

Second, Seychelle announced that revenues for the first nine months of this fiscal year were $1,829,641  compared to $908,621 for the prior year, an increase of 101.3%. The net income for the first nine months of this fiscal year was of $241,491 compared to a loss of $465,507 for the same period last year, a 151.8% improvement.

Carl Palmer, President and CEO of Seychelle said “sales revenue continued to exceed expectations in the third quarter, continuing the trend set in the second quarter. Existing customers are ordering more, and we are getting a nice influx of new customers who are seeking the taste and purity in their drinking water that only Seychelle can provide with its proprietary filter.  Also in today’s economic times, consumers are seeing the value of turning away from expensive bottled water to portable water filtration.” Mr. Palmer further said “our new stainless steel water bottles have been well accepted, were added in US stores for Patagonia last fall, and recently were put into catalog distribution by Hammacher Schlemner, one of the oldest (founded in 1848) and most respected retailers in the world!”

Seychelle also announced continued orders for its advanced filter systems from humanitarian groups sending bottles overseas for recent earthquakes and storms; for missionaries in Central and South America, and faith-based television ministries such as the Reverend Jimmy Bakker who is now selling our water pitchers and 28oz bottles through his TV outreach programs for emergency preparedness.

Further, Seychelle announced the integration of BIOSAFE® antimicrobial media to all Seychelle water filters.  Seychelle has been granted a worldwide exclusive license for the BIOSAFE® technology.  BIOSAFE® is an effective antimicrobial polymer that physically disrupts the target organism’s cell membrane, thereby reducing microbial contamination by four logs or 99.99%.  BIOSAFE is safe, non-toxic and non-leaching, EPA approved and has been reviewed by the FDA as a modifier of medical devices.  Tests were performed under NSF standards.  BIOSAFE patented technology has proven to be effective against bacteria, fungi (mold and mildew), yeast, algae and certain viruses.  BIOSAFE® is colorless, tasteless, and odorless and has an indefinite shelf life.

“For 2010, Seychelle will be making inroads into several new distribution areas!” said Mr. Palmer. “We plan to move more aggressively into the retail market so that consumers will have more opportunities to purchase our products on a daily basis. And, we are developing plans for going on television with infomercials featuring some of our top sellers including our new line of stainless steel bottles!”

With Seychelle portable water filtration, consumers can drink great tasting, pure water from a variety of sources with complete confidence that only Seychelle can provide– the tap; rivers, streams, ponds or creeks. The proprietary Seychelle Ionic Adsorption Micron Filter has been tested extensively by Independent Government laboratories in the US and throughout the world to strict EPA/ANSI protocols and NSF Standards 42 and 53.

“We Take Out…What They Leave In”

About Seychelle Environmental Technologies, Inc.

Seychelle Environmental Technologies, Inc. (OTC Bulletin Board: SYEV) is a worldwide leader in the development, manufacture and sale of a proprietary filtration system for portable water bottles. For more information, please visit www.seychelle.com  or call (949) 234-1999.

Note to Investors

Seychelle is a national, publicly traded company with 25,854,146 outstanding shares of common stock, including a float of approximately 7.9 million shares.  This press release may contain certain forward-looking information about the Company's business prospects/projections.  These are based upon good-faith current expectations of the Company's management.  The Company makes no representation or warranty as to the attainability of such assumptions/projections. Investors are expected to conduct their own investigation with regard to the Company.  The company assumes no obligation to update the information in this press release.

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